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                                                                 Exhibit (h)(7)


                 SECOND AMENDED AND RESTATED EXPENSE AGREEMENT

     AGREEMENT dated as of February 28, 2001 by and between New England Zenith Fund, a Massachusetts business trust (the "Trust"), and New England Investment Management, LLC, a Delaware limited liability company (the "Adviser").

     WHEREAS, the Adviser is the investment adviser of several series of shares of beneficial interest (the "Series") of the Trust, pursuant to separate advisory agreements relating to each Series (each, an "Advisory Agreement"); and

     WHEREAS, the Trust and the adviser are each parties to a certain Amended and Restated Expense Agreement dated as of May 1, 2000 (the "Prior Expense Agreement"); and

     WHEREAS, the shares of each Series have been divided into two or more classes of shares (each, a "Class"), and

     WHEREAS, the Trust and the Adviser desire to supplement the arrangements described in the Prior Expense Agreement relating to the payment of certain expenses of the Trust to reflect the existence of Classes by amending and restating the Prior Expense Agreement;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. Until further notice from the Adviser to the Trust, the Adviser will waive such portion of the fees payable to it under the Advisory Agreement relating to each Series listed in this Section 1, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) ("Operating Expenses") allocable to each Class incurred in the operation of each Series, as is necessary to reduce the total Operating Expenses of each Class of each Series to the following annual percentages of the average daily net assets of each Class of each Series:


  SERIES/CLASS                                          PERCENTAGE
  ------------                                          ----------

  Harris Oakmark Mid Cap Value Series  --  Class A          0.90
  Harris Oakmark Mid Cap Value Series  --  Class E          1.05
  Harris Oakmark Mid Cap Value Series  --  Class B          1.15

  Loomis Sayles Small Cap Series  --  Class A               1.00
  Loomis Sayles Small Cap Series  --  Class E               1.15
  Loomis Sayles Small Cap Series  --  Class B               1.25

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  MFS Investors Series  --  Class A                       0.90
  MFS Investors Series  --  Class E                       1.05
  MFS Investors Series  --  Class B                       1.15

  MFS Research Managers Series  --  Class A               0.90
  MFS Research Managers Series  --  Class E               1.05
  MFS Research Managers Series  --  Class B               1.15

  Salomon Brothers U.S. Government Series  --  Class A    0.70
  Salomon Brothers U.S. Government Series  --  Class E    0.85
  Salomon Brothers U.S. Government Series  --  Class B    0.95

     2. The Trust, on behalf of each Series except Loomis Sayles Small Cap Series, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to each Class of each Series pursuant to
Section 1 of this Agreement, subject to the limitations provided in this Section
2. Such repayment shall be made monthly, but only if the Operating Expenses of the Class in question, without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of that Class) based on that Series' then-current fiscal year that is less than the percentage rate for such Class set forth in Section 1. Furthermore, the amount repaid by the Fund allocable to any Class in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses allocable to the Class do not exceed the annual rate (as a percentage of that Class' average daily net assets) for such Class as set forth in Section 1.

     Amounts of fees waived and expenses borne by the Adviser with respect to expenses allocable to each Class pursuant to Section 1 during any fiscal year of the applicable Series shall not be repayable if the amounts allocable to such Class and repayable by the Trust pursuant to the immediately preceding two sentences during the period ending two years (three years in the case of each Class of MFS Investors Series and MFS Research Managers Series) after the end of such fiscal year are not sufficient to completely repay such amounts of fees waived and expenses borne. In no event will the Trust be obligated to repay any fees waived or expenses allocable to any Class borne by the Adviser with respect to any other Class.

     3. The Adviser may by notice in writing to the Trust terminate its obligation under Section 1 to waive fees or bear expenses with respect to any Series in any period following the date specified in such notice (or change the percentage specified in Section 1 with respect to such Series), but no such change shall affect the obligation (including the amount of the obligation) of the Trust to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to Section 2 herein.

     4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to each Series listed in Section 1 hereof on behalf of the Trust by officers of the Trust as

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officers and not individually and that the obligations arising out of this
Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust belonging to the respective Series.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                                    NEW ENGLAND ZENITH FUND


                                    By:  /s/ ANNE M. GOGGIN
                                        ---------------------------
                                         Anne M. Goggin
                                         President


                                    NEW ENGLAND INVESTMENT MANAGEMENT, LLC


                                    By:  /s/ JOHN F. GUTHRIE, JR
                                        -------------------------
                                         John F. Guthrie, Jr.
                                         Senior Vice President

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